Exhibit 99.1

Press Release

Contact: David Messenger, CFO

Phone: 720.283.6120

UDR ANNOUNCES SECOND QUARTER 2009 RESULTS
~Reports Strong Same Store Results~
~Maintains $900 Million of Balance Sheet Capacity~

DENVER, CO (August 04, 2009) UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust (REIT), today announced its second quarter 2009 results.

The Company generated Funds from Operations (FFO) of $56.3 million, or $0.35 per diluted share, for the quarter ended June 30, 2009, versus $49.8 million, or $0.33 per diluted share, in the second quarter of 2008. Both 2009 and 2008 per share results reflect the issuance of 11.4 million shares of common stock distributed with the Company’s January 29, 2009 special dividend. The results exclude the effects of the implementation of Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement.) Including the impact of APB 14-1, FFO would have been $53.6 million, or $0.34 per diluted share, and $48.2 million, or $0.32 per diluted share, for the three months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009, UDR generated FFO of $0.72 per diluted share as compared to $0.70 for the comparable period a year ago, exclusive of the impact of APB 14-1. Including the impact of APB 14-1 FFO per share would have been $0.68 per diluted share for the six months ended June 30, 2009 and $0.67 per diluted share a year ago.

	Q2 2009	Q2 2008	YTD 2009	YTD 2008
FFO-Core	$0.32	$0.31	$0.64	$0.64
Debt Gains	0.03	—	0.08	0.04
Asset Sales	—	—	—	(0.01)
Tax Benefits	—	0.02	—	0.03

FFO-Reported	$0.35	$0.33	$0.72	$0.70

APB 14-1 (Additional expense plus write-offs from repurchase)	(0.01)	(0.01)	(0.04)	(0.03)

FFO — adjusted for APB 14-1	$0.34	$0.32	$0.68	$0.67

A reconciliation of FFO to GAAP Net Income can be found on Attachment 2 of the Company’s earnings release.

Tom Toomey, UDR’s President and CEO stated, “UDR’s ongoing solid operational execution led to increased occupancies and tight expense controls resulted in stable operating margins during a period of significant economic challenges.”

“We expected this year to be challenging both operationally and from a capital markets perspective; thus, we planned conservatively. Due to our proactive efforts we have seen minimal erosion in our same store results and have nearly $900 million of balance sheet capacity. Consequently our operations are performing well and our balance sheet has the flexibility and capacity to help us to effectively navigate this cycle,” Mr. Toomey concluded.

Operations

The Company generated same-store net operating income (NOI) decline of 1.0 percent for the second quarter 2009. Same-store physical occupancy increased 90 basis points to 95.7 percent year-over-year. The occupancy gains in every region helped stem same-store revenue declines to just 90 basis points in the quarter and 10 basis points sequentially. Same-store expenses declined by 0.80 percent in the second quarter as a consequence of lower utility and administrative and marketing costs. Despite a same-store NOI decline, UDR maintained an operating margin of 68.3 percent for the first two quarters of the year; consistent with the second quarter of 2008.

Summary Same-Store Results Second Quarter 2009 versus Second Quarter 2008

		Expense
	Revenue Growth/	Growth/	NOI Growth/	% Same- Store	Same-Store	# Same- Store
Region	Decline	Decline	Decline	Portfolio [1]	Occupancy[2]	Homes[3]
Western	-1.4%	-3.6%	-0.5%	49.8%	95.5%	13,499
Mid-Atlantic	1.7%	0.9%	2.0%	24.5%	96.6%	8,134
Southeastern	-2.1%	2.6%	-4.9%	22.4%	95.2%	10,693
Southwestern	-3.2%	-3.3%	-3.1%	3.3%	95.7%	1,219

Total	-0.9%	-0.8%	-1.0%	100.0%	95.7%	33,545

[1] Based on QTD 2009 NOI

[2]	Average same-store occupancy for the quarter

[3]	During the second quarter, 33,545 apartment homes, or 75 percent of total apartment homes 44,701, were classified as same-store. The Company defines same-store as all multifamily communities owned and stabilized for at least one year as of the beginning of the most recent quarter.

Technology Platform

The Company continues to pursue additional technology-based marketing channels to expand its outreach and increase the efficiency of its on-site personnel. UDR’s call center, its website and mobile web capabilities drive traffic to its communities “24/7”, effectively increasing the Company’s hours of operation. For the first six months of 2009, UDR’s website visitor traffic is up 53 percent year over year. Year-to-date, 59 percent of UDR’s signed leases were originated over the Internet, a 29 percent improvement over the first six months of 2008. The incremental improvement in usage and resultant savings in personnel and marketing expenses illustrates the benefit of the Company’s technology platform, award winning website and the accessibility it offers to residents and prospects.

As previously announced in January 2009, UDR launched a resident portal which enables our residents to complete all interactions with UDR electronically. After only six months, 75% of our residents are enrolled in the portal. One significant benefit is the electronic rent payment capability. By the end of the second quarter, 38 percent of the Company’s residents have adopted the ACH payment option resulting in improved cash management, reduced collection costs and a reduction in labor-hours associated with the rent collection process.

Portfolio Investment Activities

UDR has seven active development projects and two active redevelopment projects underway, comprising 2,915 homes, at a total cost of $457 million. Management anticipates delivery of roughly 87 percent of this pipeline in 2010, which should align with improving market conditions. In addition to its active developments and redevelopments, the Company has one pre-sale community of 289 homes at a cost of $29 million underway, which was completed on July 28, 2009.

The Company does not intend to start any additional development projects in 2009, however, as previously communicated, UDR did commence a $30 million redevelopment in Northern California after receiving requisite zoning approvals. This project is expected to be completed in the third quarter of 2010.

The Company did not complete any acquisitions or dispositions during the quarter.

Liquidity Events

During the second quarter of 2009, the Company adjusted its dividend to a quarterly payout of $0.18 per share, or $0.72 per share per annum, resulting in an annual savings of $79.5 million. It also received cash payment in full of a $200 million note receivable from its strategic portfolio sale completed in March 2008. UDR continued its debt repurchasing efforts retiring an additional $79.3 million of notes during the second quarter bringing its year to date repurchases to $239 million. The majority or $72 million of the activity was to repurchase its 4.0 percent convertible notes due in 2035 with an investor put feature in 2011. These repurchases were completed in the open market at an average discount of 9 percent. The open market purchases resulted in a net gain of approximately $4.3 million, or $0.03 per diluted share.

Balance Sheet

At June 30, 2009, UDR had capacity of $887.3 million in a combination of cash and undrawn credit capacity facilities, giving it ample flexibility to meet its capital needs for its development activities and debt maturities through 2011. Additional capacity, if needed, could be raised from selective asset sales or borrowing on the Company’s $3.2 billion unencumbered asset base (on a historical non-depreciated cost basis).

UDR’s total indebtedness at June 30, 2009 was $3.2 billion. The Company ended the second quarter with 82.5 percent fixed-rate debt, a total blended interest rate of 4.5 percent and a weighted average maturity of 6.0 years. UDR’s fixed charge coverage ratio improved to 2.13 times as compared to 1.9 times at the end of the second quarter 2008.

2009 Guidance

The Company is maintaining its previously announced 2009 guidance. UDR believes that financial results for 2009 will be affected by ongoing uncertainty related to global economic trends and events, credit market volatility, projected job losses in key markets, financing activities, and other factors. All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team.

For full year 2009, the Company is estimating FFO of $1.23 to $1.35 per diluted share exclusive of the impact of APB 14-1.

Assumptions for guidance in 2009 include:

•	A 1.0 percent to 3.0 percent decline in same-store revenue year-over-year;

•	A 1.5 percent to 2.0 percent growth in same-store expense year-over-year;

•	A 3.0 percent to 5.0 percent decline in same-store NOI year over year; and,

•	No new development starts or asset sales.

Supplemental Information

The Company offers Supplemental Financial Information that provides details regarding the financial position and operating results of the Company. This Supplemental Information is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call on Tuesday, August 4th at 5:00 p.m. ET, to discuss second quarter results. A webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To participate in the teleconference dial 877-941-2332 for domestic and 480-629-9722 for international.

A replay of the conference call will be available through August 11, 2009, by dialing
800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4133326 when prompted for the passcode.

A replay of the call will be available for 90 days on UDR’s website.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and supplemental data will be available at the UDR web site, www.udr.com.

Mail — For those without Internet access, the second quarter 2009 earnings release will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-283-6120.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” The words “expect,” “intend,” “believe,” “anticipate,” “likely,” “will” and similar expressions generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by law.

About UDR, Inc.

UDR is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2009, UDR owned 44,701 apartment homes and had 1,916 homes under development and another 289 homes under contract for development in its pre-sale program. For over 37 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Attachment 1

UDR
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2009	2008	2009	2008
Rental income	$151,843	$139,955	$302,458	$266,541
Rental expenses:
Real estate taxes and insurance	18,843	16,180	38,863	28,674
Personnel	12,782	12,051	25,415	23,848
Utilities	7,350	6,821	15,717	13,904
Repair and maintenance	7,899	7,436	15,108	14,226
Administrative and marketing	3,584	3,863	6,917	7,149
Property management	4,176	3,849	8,318	7,330
Other operating expenses	1,769	1,026	3,265	2,030

	56,403	51,226	113,603	97,161
Non-property income:
Loss from unconsolidated entities	(728)	(1,015)	(1,445)	(1,389)
Tax benefit/(expense) for taxable REIT subsidiary	—	3,649	(51)	4,914
Interest and other income	3,958	6,690	8,982	11,317

	3,230	9,324	7,486	14,842
Other expenses:
Real estate depreciation and amortization	69,067	62,507	138,052	114,942
Interest	35,376	38,015	71,885	78,521
Net gain on debt extinguishment (1)	(2,736)	(1,333)	(9,849)	(6,072)
Amortization of convertible debt premium	1,053	1,670	2,349	3,340

Total interest	33,693	38,352	64,385	75,789
General and administrative	9,145	9,931	19,000	19,700
Other depreciation and amortization	1,478	944	2,872	1,873

	113,383	111,734	224,309	212,304
Loss from continuing operations	(14,713)	(13,681)	(27,968)	(28,082)
Income from discontinued operations	2,053	13,316	1,885	800,172

Consolidated net (loss)/income	(12,660)	(365)	(26,083)	772,090
Net loss/(income) attributable to non-controlling interests	602	(312)	1,396	(49,048)

Net (loss)/income attributable to UDR, Inc.	(12,058)	(677)	(24,687)	723,042
Distributions to preferred stockholders — Series E (Convertible)	(931)	(931)	(1,862)	(1,862)
Distributions to preferred stockholders — Series G	(1,869)	(2,278)	(3,738)	(4,556)

Net (loss)/income available to common stockholders	$(14,858)	$(3,886)	$(30,287)	$716,624

Earnings per weighted average common share — basic and diluted: (2)
Loss from continuing operations available to common stockholders	($0.11)	($0.13)	($0.21)	($0.60)
Income from discontinued operations	$0.01	$0.10	$0.01	$5.71
Net (loss)/income available to common stockholders	($0.10)	($0.03)	($0.20)	$5.11
Common distributions declared per share (2)	$0.180	$0.305	$0.485	$0.305
Weighted average number of common shares outstanding — basic (2)	149,444	137,969	148,564	140,257
Weighted average number of common shares outstanding — diluted (2)	149,444	137,969	148,564	140,257

(1)	Includes $1,611 and $3,365 write-off of convertible debt premium for the three and six months ended June 30, 2009.

(2)	Amounts for all periods represented have been adjusted to reflect the issuance of 11.4 million common shares issued in connection with the Company’s January 29, 2009 special dividend.

Attachment 2

UDR
Funds From Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2009	2008	2009	2008
Net (loss)/income attributable to UDR, Inc.	$(12,058)	$(677)	$(24,687)	$723,042
Distributions to preferred stockholders	(2,800)	(3,209)	(5,600)	(6,418)
Real estate depreciation and amortization, including discontinued operations	69,067	62,507	138,052	114,942
Non-controlling interest	(602)	312	(1,396)	49,048
Real estate depreciation and amortization on unconsolidated joint ventures	1,165	1,317	2,308	2,062
Net gains on the sale of depreciable property in discontinued operations, excluding RE3	(2,053)	(13,027)	(1,885)	(780,989)

Funds from operations (“FFO”) — basic	$52,719	$47,223	$106,792	$101,687

Distribution to preferred stockholders — Series E (Convertible)	931	931	1,862	1,862

Funds from operations — diluted	$53,650	$48,154	$108,654	$103,549

FFO per common share — basic	$0.34	$0.32	$0.69	$0.68

FFO per common share — diluted	$0.34	$0.32	$0.68	$0.67

Write-off of convertible debt premium due to adoption of APB 14-1	1,611	—	3,365	—
Amortization of convertible debt premium due to adoption of APB 14-1	1,053	1,670	2,349	3,340

Funds from operations as adjusted — diluted	$56,314	$49,824	$114,368	$106,889

FFO as adjusted per common share — diluted	$0.35	$0.33	$0.72	$0.70

Weighted average number of common shares and OP Units outstanding — basic (1)	155,958	147,591	155,841	149,921
Weighted average number of common shares, OP Units, and common stock equivalents outstanding — diluted (1)	159,039	151,412	158,896	153,680

(1) Amounts for all periods represented have been adjusted to reflect the issuance of 11.4 million common shares issued in connection with the Company’s January 29, 2009 special dividend.

FASB Staff Position APB 14-1 requires companies to expense, on a current and retroactive basis, certain implied costs of the option value related to convertible debt and is effective for fiscal years beginning on or after December 15, 2008. Adoption of APB 14-1 results in the recognition of non-cash charges.

FFO is defined as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, premiums or original issuance costs associated with preferred stock redemptions, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. This definition conforms with the National Association of Real Estate Investment Trust’s definition issued in April 2002. UDR considers FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of UDR’s activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs.

Attachment 3

UDR
Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
In thousands, except share and per share amounts	(Unaudited)	(Audited)

ASSETS
Real estate owned:
Real estate held for investment	$5,720,069	$5,644,930
Less: accumulated depreciation	(1,214,447)	(1,078,637)

	4,505,622	4,566,293
Real estate under development
(net of accumulated depreciation of $1,123 and $52)	248,335	186,771

Total real estate owned, net of accumulated depreciation	4,753,957	4,753,064
Cash and cash equivalents	4,983	12,740
Marketable securities	33,979	-
Restricted cash	8,795	7,726
Deferred financing costs, net	26,561	29,168
Notes receivable	7,300	207,450
Investment in unconsolidated joint ventures	63,475	47,048
Other assets	71,848	85,842
Other assets — real estate held for disposition	-	767

Total assets	$4,970,898	$5,143,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured debt	$1,729,290	$1,462,471
Unsecured debt	1,484,659	1,798,662
Real estate taxes payable	18,665	14,035
Accrued interest payable	18,717	20,744
Security deposits and prepaid rent	30,843	28,829
Distributions payable	30,386	57,144
Deferred gains on the sale of depreciable property	28,835	28,845
Accounts payable, accrued expenses, and other liabilities	58,453	71,395
Other liabilities — real estate held for disposition	-	1,204

Total liabilities	3,399,848	3,483,329
Redeemable non-controlling interests in operating partnership	65,295	108,092
Stockholders’ equity
Preferred stock, no par value; 50,000,000 shares authorized
2,803,812 shares of 8.00% Series E Cumulative Convertible issued
and outstanding (2,803,812 shares at December 31, 2008)	46,571	46,571
4,430,700 shares of 6.75% Series G Cumulative Redeemable issued
and outstanding (4,430,700 shares at December 31, 2008)	110,768	110,768
Common stock, $0.01 par value; 250,000,000 shares authorized
150,557,442 shares issued and outstanding (148,781,115 shares at December 31, 2008)	1,506	1,488
Additional paid-in capital	1,871,525	1,850,871
Distributions in excess of net income	(522,945)	(448,737)
Accumulated other comprehensive loss, net	(5,112)	(11,927)

Total UDR, Inc. stockholders' equity	1,502,313	1,549,034
Non-controlling interest	3,442	3,350

Total equity	1,505,755	1,552,384

Total liabilities and stockholders’ equity	$4,970,898	$5,143,805